Exhibit 99.1

American Eagle Outfitters Reports December Sales Of $538.9 Million

Same Store Sales Increase 7%

Updates Fourth Quarter EPS Guidance

Pittsburgh - January 7, 2010 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the five weeks ended January 2, 2010 increased 9% to $538.9 million, compared to $493.5 million for the five weeks ended January 3, 2009.  Consolidated comparable store sales increased 7% for the month, compared to a 17% decrease for the same period last year.

"A compelling merchandise assortment infused with fashion and value drove American Eagle Outfitters' strong December performance," said Jim O'Donnell, chief executive officer. "The positive trend spanned multiple merchandise categories and all geographic regions. Additionally, we held to our pre-determined promotional plan, resulting in a higher merchandise margin."

Total sales for the year-to-date eleven month period ended January 2, 2010 decreased 1% to $2.828 billion, compared to $2.849 billion for the eleven month period ended January 3, 2009. Comparable store sales decreased 5% for the year-to-date period compared to a 10% decline for the same period last year.

The company is updating its fourth quarter earnings guidance to $0.30 to $0.32 per diluted share. This guidance excludes any potential investment security or store impairment charges. Previous fourth quarter earnings guidance was $0.29 to $0.32 per diluted share. This compares to non-GAAP earnings of $0.19 per diluted share last year, which excluded impairment charges of $0.03 per diluted share related to stores and investment securities.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

Non-GAAP Measures

This press release includes information on non-GAAP earnings per diluted share information. This measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles ("GAAP") and is not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company's operating performance, when reviewed in conjunction with the company's GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company's business and operations.

AMERICAN EAGLE OUTFITTERS, INC. GAAP to Non-GAAP reconciliation (unaudited)
13 Weeks Ended
January 31, 2009

Diluted EPS on a GAAP basis	$0.16
Add back: Impact of other-than-temporary impairment charge related to investment securities
0.01
Add back: Impact of store impairment	0.02
Non-GAAP Diluted EPS	$0.19

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 950 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 137 standalone stores in the U.S. and Canada and online at www.aerie.com.  MARTIN + OSA provides clothing and accessories for 28 to 40 year old men and women at its 28 stores and online at www.martinandosa.com.  The latest brand, 77kids by american eagle, is available online only at www.77kids.com. The 77kids brand offers "kid cool," durable clothing and accessories for kids ages two to 10.  AE.COM, the online home of the brands of AEO, Inc., ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's fourth quarter sales and earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:    American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300